EXHIBIT 99.1

Cars.com Reports Third Quarter 2017 Results

Rapid Progress in Advancing Strategy with Investments in Product Innovation, Marketing and New Talent

Amendment to Affiliate Agreement allowing Direct Sales into Select Markets

CHICAGO, Nov. 8, 2017 – Cars.com Inc. (NYSE: CARS) (“Cars.com” or the “Company”), a leading online automotive marketplace, today released its financial results for the third quarter ended September 30, 2017.

Q3 Financial Highlights

•	Revenue of $159.9 million, down 1% year-over-year
•	Net income of $21.0 million, or $0.29 per diluted share
•	Adjusted net income of $34.3 million, or $0.48 per diluted share
•	Adjusted EBITDA of $63.1 million, or 39.5% of revenue
•	Net cash provided by operating activities of $147.2 million for the first nine months of 2017 and free cash flow of $119.6 million
•	Expect full year revenue to be down approximately 1% with adjusted EBITDA margin of approximately 38%

Q3 Key Metric Highlights

•	Average monthly unique visitors up 3% year-over-year
•	Traffic (Visits) of 101.7 million, down 1% year-over-year
•	Mobile traffic grew 8% year-over-year and accounted for 59% of total traffic compared to 54% in the third quarter of 2016
•	Dealer customer count of 21,307, declined slightly compared to second quarter 2017 dealer customers of 21,465
•	Average vehicle listings of 4.9 million, up 6% year-over-year

Q3 Operational Highlights

•	Completed search experience redesign with improved functionality, an enhanced home page search widget and dynamic guided navigation that makes it simpler and smoother for users to find the right car
•	Rolled out best match sorting, powered by a custom algorithm that delivers search recommendations customized for each specific user
•	Launched Salesperson Connect™, a differentiated feature that allows shoppers to connect directly with their salesperson of choice for a more personalized shopping and buying experience
•	Expanded price transparency tools including price badging that uses vehicle-specific market demand to indicate whether a car is a “Great Deal,” “Good Deal,” “Fair Price” or “Well-Equipped”
•

Launched a national advertising campaign with new creative promoting product features and building brand awareness, which aired during MLB post season and Premier Week on key networks such as NBC, CBS and ABC

•	Key leaders added who reinforce current team with depth and breadth in attribution, national sales and data science

•	Amendment to affiliate agreement allowing Cars.com direct sales force to begin selling into select territories, beginning November 2017

“In our first full quarter as a standalone public company, we have made significant progress on our strategic initiatives to meet our long-term growth goals. Specifically, I am pleased with our rapid pace of innovation, demonstrated by the enhancement of our pricing tools, the launch of algorithmic search and Salesperson Connect, all of which are aimed not only to elevate the consumer experience but also to increase connections to our partners to support growth in their businesses as well as ours,” said Alex Vetter, President and Chief Executive Officer of Cars.com.

Vetter continued, “With nearly all of these new product developments rolling out in late September and early October, we are looking forward to seeing the full benefit and uplift as we look ahead.”

Q3 Financial Results

Revenue for the third quarter of 2017 was $159.9 million compared to $162.3 million in the prior year period. This decline was the result of a 3% decline in wholesale revenue and a 1% decline in retail revenue.

Total operating expenses for the third quarter of 2017 were $120.5 million compared to $110.1 million for the prior year period. This increase can be attributed to revenue mix, increased marketing spend and incremental public company costs.

Net income for the third quarter of 2017 was $21.0 million compared to $51.8 million in the third quarter of 2016. Adjusted net income for the third quarter of 2017 was $34.3 million compared to $70.6 million for the prior year period. These declines were driven by the increase in operating expenses described above and costs associated with the Company’s new capital structure.

Adjusted EBITDA for the third quarter of 2017 was $63.1 million, or 39.5% of revenue, a decline from $73.3 million for the prior year period. See "Non-GAAP Financial Measures" below.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $147.2 million for the first nine months of 2017 compared to $140.4 million for the prior year period. Free cash flow was $119.6 million for the first nine months of 2017 compared to $133.0 million for the prior year period. Note that the Company incurred incremental capital expenditures in 2017 of $19.8 million related to the cost of its new corporate office space. See “Non-GAAP Financial Measures” below.

Cash and cash equivalents was $27.4 million and debt outstanding was $624.4 million as of September 30, 2017. On October 31, 2017 $25 million was voluntarily repaid on the revolver.

“We are delighted to announce progress toward the early transition of select affiliate territories prior to the original contract expiration dates. We will continue to execute on our strategy to grow our business, allocating our capital to create value for our shareholders,” said Becky Sheehan, Chief Financial Officer of Cars.com. "In addition, the strong, consistent cash flow our business generates has allowed us to repay $75 million on our credit facility in just five months, and preserve $295 million of availability on our revolver. It is this strong cash flow and flexible balance sheet, that positions us to take advantage of opportunities in this highly fragmented market."

Non-Financial Metrics

Cars.com continues to be focused on gaining greater share of consumer audience, evident by a 3% growth in the unique visitor count during the third quarter of 2017. Total traffic declined 1% year-over-year, which was due in part to the lingering effects of the website re-platform, traffic declines in the Company’s other properties, as well as the impact of the recent hurricanes on the auto industry.

Cars.com remains focused on mobile leadership and continues to grow in this area, reporting an 8% growth in mobile traffic year-over-year. Mobile traffic at the end of the third quarter of 2017 was 59% of total traffic compared to 54% in the year prior. Mobile app traffic was 24% of total traffic for the third quarter of 2017 compared to 22% in the same period of the year prior.

Dealer count declined slightly during the third quarter, with 21,307 total customers in the third quarter of 2017 compared to 21,465 at June 30, 2017. This was driven by declines in independent dealers, and declined more dramatically (as a percent of total) within affiliate markets versus the Cars.com direct markets.

2017 Outlook

We expect our 2017 annual revenue to be down approximately 1% with adjusted EBITDA margins of approximately 38%, reflecting our previously announced increased investment in product and technology and marketing.

Third Quarter Earnings Call

As previously announced, management will hold a conference call and webcast today at 7:30 a.m. CT. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until Wednesday, November 22, 2017.

About Cars.com

Cars.com™ is a leading online destination that helps car shoppers and owners navigate every turn of car ownership. A pioneer in automotive classifieds, the company has evolved into one of the largest digital automotive platforms, connecting consumers with local dealers across the country anytime, anywhere. Through trusted expert content, on-the-lot mobile app features, millions of new and used vehicle listings, a comprehensive set of research tools and the largest database of consumer reviews in the industry, Cars.com helps shoppers buy, sell and service their vehicles. Cars.com properties include DealerRater®, Auto.com™, PickupTrucks.com™ and NewCars.com®. The company was founded in 1998 and is headquartered in Chicago, Illinois. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses adjusted EBITDA, adjusted EBITDA margin, adjusted net income and free cash flow. These are not financial measures as defined by GAAP. These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use adjusted EBITDA as a compensation measure. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

We define adjusted EBITDA as net income before (1) interest expense, net, (2) provision for income taxes, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation, (6) write-off and impairments of assets, plus (7) certain other one-time or non-cash charges including transaction related costs, restructuring costs and costs related to the headquarters move. Amortization of unfavorable contracts liability is not adjusted out of adjusted EBITDA.

We define adjusted net income as net income excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation, (3) write-off and impairments of assets, and (4) certain other one-time or non-cash charges including transaction related costs, restructuring costs and costs related to the headquarters move. Amortization of unfavorable contracts liability is not adjusted out of adjusted net income.

We define free cash flow as net cash flow provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software development costs.

Key Metrics Definitions

Traffic (Visits). Traffic (Visits) and our ability to generate traffic are key to our business. Tracking our traffic performance is a critical measure. Traffic to the Cars.com network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is an internal metric representing the number of visits to Cars.com desktop and mobile properties (web browser and apps). Visits refer to the number of times visitors accessed Cars.com properties during the period, no matter how many visitors make up those visits. Traffic (Visits) numbers provide an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach diverse demographic audiences is attractive to our dealers and national advertisers.

Dealer Customers. Our value to consumers tracks to our ability to showcase the inventory of our dealer and Original Equipment Manufacturer ("OEM") customers. The larger the advertiser base, the more inventory and options that are available for consumers to review. Dealer Customers represents the car dealerships using our products as of the end of each reporting period. Each dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Vehicle Listings. Our value to consumers tracks to our ability to showcase the inventory of our dealer and OEM customers. The more vehicle listings that are available for consumers to review, the more traffic we attract and the higher the consumer engagement. Average Vehicle Listings represents the daily average of vehicles listed for sale on Cars.com properties. The daily average is calculated on a monthly basis and averaged for the reporting period.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including those statements under “Financial Objectives.” All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning our business strategies, plans and objectives, market potential, future financial performance, planned operational and product improvements, liquidity and other matters. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we think are appropriate. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results. Our actual results could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements contained in this press release. Such risks, uncertainties, and other important factors include, among others, risks related to our business, our separation from our parent company and our common stock.  For a detailed discussion of many of these risks and uncertainties, see the section entitled “Risk Factors” in our Registration Statement on Form 10, which was filed with the Securities and Exchange Commission on May 4, 2017 (the “Registration Statement”). All forward-looking statements contained in this press release are qualified by these cautionary statements. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the federal securities laws.

[Source: Cars.com Inc]

# # #

Cars.com Inc.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
Unaudited and in thousands (except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Retail:
Direct revenue	$ 82,504	$ 84,651	$ 249,412	$ 248,579
National advertising revenue	32,002	31,214	85,379	83,221
Other revenue	4,319	3,963	11,989	11,213
Total retail revenue	118,825	119,828	346,780	343,013
Wholesale	41,074	42,467	122,917	128,421
Total revenues	159,899	162,295	469,697	471,434
Operating expenses:
Product support, technology and operations	36,598	32,469	106,479	98,381
Marketing and sales	50,733	48,670	160,246	160,275
General and administrative	11,606	7,738	42,305	23,277
Affiliate revenue share	2,121	2,162	6,837	6,264
Amortization of intangible assets	19,467	19,088	58,402	55,416
Total operating expenses	120,525	110,127	374,269	343,613
Operating income	39,374	52,168	95,428	127,821
Nonoperating (expense) income:
Interest (expense) income, net	(5,431)	41	(7,160)	53
Other income, net	64	88	199	142
Total nonoperating (expense) income, net	(5,367)	129	(6,961)	195
Income before income taxes	34,007	52,297	88,467	128,016
Provision for income taxes	13,019	452	15,782	452
Net income	$ 20,988	$ 51,845	$ 72,685	$ 127,564
Earnings per share, basic	$ 0.29	$ 0.72	$ 1.01	$ 1.78
Weighted-average common shares outstanding, basic	71,699	71,588	71,693	71,588
Earnings per share, diluted	$ 0.29	$ 0.72	$ 1.01	$ 1.78
Weighted-average common shares outstanding, diluted	71,767	71,588	71,763	71,588

Cars.com Inc.
CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS
In thousands (except share data)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 27,428	$ 8,896
Accounts receivables, less allowance of $3,437 and $3,527, respectively	93,077	98,303
Prepaid expenses and other current assets	18,298	12,342
Total current assets	138,803	119,541
Property and equipment
Cost	61,783	37,190
Less accumulated depreciation	(20,908)	(16,729)
Net property and equipment	40,875	20,461
Intangible and other assets
Goodwill	788,107	788,107
Intangible assets, less accumulated amortization of $224,053 and $165,651, respectively	1,548,967	1,607,369
Investments and other assets	11,172	11,788
Total assets	$ 2,527,924	$ 2,547,266
Liabilities and equity
Current liabilities
Accounts payable	$ 6,787	$ 7,844
Current portion of long-term debt	21,162	—
Accrued liabilities	69,137	64,140
Total current liabilities	97,086	71,984
Noncurrent liabilities
Deferred incentive plans	1,677	3,913
Unfavorable contracts liability	25,185	44,085
Long-term debt	597,468	—
Deferred tax liability	282,504	8,325
Other noncurrent liabilities	17,532	1,674
Total noncurrent liabilities	924,366	57,997
Total liabilities	1,021,452	129,981
Commitments and contingent liabilities
Stockholders' equity
TEGNA's investment, net	—	2,417,285
Common Stock at par, $0.01 par value; authorized 300,000,000 shares; issued and outstanding 71,625,405 shares at September 30, 2017, and no shares authorized, issued and outstanding at December 31, 2016	716	—
Additional paid-in capital	1,480,932	—
Retained earnings	24,824	—
Total stockholders' equity	1,506,472	2,417,285
Total liabilities and equity	$ 2,527,924	$ 2,547,266

Cars.com Inc.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
Unaudited and in thousands

	Nine Months Ended September 30,
	2017		2016
Cash flows from operating activities:
Net income	$ 72,685		$ 127,564
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	66,343		61,549
Amortization of unfavorable contract liability	(18,900)		(18,900)
Write-off and loss on assets	1,446		111
Gain on trading securities related to deferred compensation	(199)		(143)
Provision for doubtful accounts receivable	2,561		2,177
Deferred income taxes	8,388		(34)
Share-based compensation	1,493		—
Amortization of debt issuance costs	463		—
Increase (decrease) in operating assets and liabilities	12,916		(31,888)
Net cash flow provided by operating activities	147,196		140,436
Cash flows from investing activities:
Purchase of property and equipment	(27,631)		(7,387)
Payment for acquisition, net of cash acquired	—		(114,945)
Purchase of investments	—		(2,216)
Proceeds from sale of property and equipment	—		15
Net cash used in investing activities	(27,631)		(124,533)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	675,000	#	—
Payments of debt issuance costs and other fees	(6,208)	#	—
Payments of long-term debt	(50,625)		—
Cash distribution to TEGNA related to spin-off	(650,000)		—
Transactions with TEGNA, net	(69,200)		(11,283)
Net cash used in financing activities	(101,033)		(11,283)
(Decrease) increase in cash and cash equivalents	18,532		4,620
Cash and cash equivalents at beginning of period	8,896		100
Cash and cash equivalents at end of period	$ 27,428		$ 4,720
Supplemental non-cash information:
Purchases of property and equipment in accrued liabilities and accounts payables	$ 3,050		$ 50
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$ 5,726		$ —
Cash paid for interest	$ 6,826		$ —

Cars.com Inc.
Non-GAAP Reconciliations
Unaudited and in thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of Net Income to Adjusted EBITDA

Net income	$ 20,988	$ 51,845	$ 72,685	$ 127,564
Interest expense (income), net	5,431	(41)	7,160	(53)
Provision for income taxes	13,019	452	15,782	452
Depreciation	2,426	2,002	7,941	6,133
Amortization of intangible assets	19,467	19,088	58,402	55,416
Stock-based compensation	1,012	-	1,493	-
Transaction related costs and other	317	-	4,981	-
Restructuring costs	280	-	1,951	-
Costs related to the headquarters move	130	-	3,558	-
Write-off and loss on assets	63	-	1,446	-
Adjusted EBITDA*	$ 63,133	$ 73,346	$ 175,399	$ 189,512

Reconciliation of Net Income to Adjusted Net Income

Net income	$ 20,988	$ 51,845	$ 72,685	$ 127,564
Amortization of intangible assets	19,467	19,088	58,402	55,416
Stock-based compensation	1,012	-	1,493	-
Transaction related costs and other	317	-	4,981	-
Restructuring costs	280	-	1,951	-
Costs related to the headquarters move	130	-	3,558	-
Write-off and loss on assets	63	-	1,446	-
Tax impact of adjustments	(7,981)	(348)	(13,060)	(348)
Adjusted net income*	$ 34,276	$ 70,585	$ 131,456	$ 182,632

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

Net cash flow provided by operating activities	$ 50,464	$ 68,128	$ 147,196	$ 140,436
Purchase of property and equipment	(8,721)	(2,592)	(27,631)	(7,387)
Free cash flow	$ 41,743	$ 65,536	$ 119,565	$ 133,049

* Amortization of unfavorable contract liability is not adjusted out of adjusted EBITDA or adjusted net income.